STOCKHOLDERS AGREEMENT


         THIS STOCKHOLDERS AGREEMENT, dated as of May 30, 2002 (this "Agreement"), by and among Tier Technologies, Inc., a California corporation ("Parent"), Kingfish Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("Purchaser"), and each of the stockholders of the Company set forth on Schedule A hereto (each, a "Stockholder" and, collectively, the "Stockholders").

                                 RECITALS:

         A. Parent, Purchaser and Official Payments Corporation, a Delaware corporation (the "Company") propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Purchaser will acquire the Company in a tender offer followed by a merger on the terms and subject to the conditions set forth in the Merger Agreement. Except as otherwise defined herein, terms used herein with initial capital letters have the respective meanings ascribed thereto in the Merger Agreement.

         B. As of the date hereof, each Stockholder beneficially owns and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of Shares of the Company set forth opposite such Stockholder's name on Schedule A hereto (such Shares, together with any other Shares the beneficial ownership of which is acquired by such Stockholder, through the exercise of the Stock Options as set forth on Schedule A or otherwise, during the period from and including the date hereof through and including the date on which this Agreement is terminated pursuant to Section 5.2 hereof, are collectively referred to herein as such Stockholder's "Subject Shares").

         C. As a condition and inducement to their willingness to enter into the Merger Agreement, Parent and Purchaser have requested that each Stockholder agree, and each Stockholder has agreed, to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                        I. TENDER OF SUBJECT SHARES

         1.1 Agreement to Tender Shares. Each Stockholder will tender or cause to be validly tendered (and not withdrawn) pursuant to and in accordance with the terms of the Offer and Rule 14d-2 promulgated under the Securities Exchange Act of 1934, not later than the tenth business day after commencement of the Offer and will cause to remain validly tendered and not withdrawn until termination of this Agreement, all of such Stockholder's Subject Shares. Each Stockholder hereby acknowledges that Purchaser's obligation to accept for payment and pay the Offer Price for Shares (including such Stockholder's Subject Shares) pursuant to the Offer is subject to the terms and conditions of the Offer set forth in the Merger Agreement.

                        II. VOTING OF SUBJECT SHARES

         2.1 Agreement to Vote Subject Shares. From the date hereof until this Agreement is terminated pursuant to Section 5.2, at any meeting of the stockholders of the Company called to consider and vote upon the adoption of the Merger Agreement (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of the adoption of the Merger Agreement by written consent of stockholders of the Company, each Stockholder will vote or cause to be voted (including by written consent, if applicable) all of such Stockholder's Subject Shares which it has the right to vote in favor of the adoption of the Merger Agreement and in favor of any other matter necessary or appropriate for the consummation of the transactions contemplated by the Merger Agreement that is considered and voted upon at any such meeting or made the subject of any such written consent, as applicable. At any meeting of the stockholders of the Company called to consider and vote upon any Adverse Proposal (and at any and all postponements and adjournments thereof), and in connection with any action to be taken in respect of any Adverse Proposal by written consent of stockholders of the Company, each Stockholder will vote or cause to be voted (including by written consent, if applicable) all of such Stockholder's Subject Shares which it has the right to vote against the adoption of such Adverse Proposal. For purposes of this Agreement, the term "Adverse Proposal" means (a) any Company Takeover Proposal, (b) any proposal or action that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty of the Company set forth in this Agreement or the Merger Agreement, or (c) the following actions (other than the Offer, the Merger and the other transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or the Company Subsidiary; (ii) a sale, lease, disposition or transfer of a material amount of assets of the Company or the Company Subsidiary, or a reorganization, recapitalization, dissolution or liquidation of the Company or the Company Subsidiary; and (iii) (1) any change in a majority of the persons who constitute the Company Board as of the date hereof; (2) any change in the present capitalization of the Company or any amendment of the Company's certificate of incorporation or bylaws, as amended to date; (3) any other material change in the Company's corporate structure or business; or (4) any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Offer or the Merger and the other transactions contemplated by this Agreement and the Merger Agreement or increase the likelihood that such transactions will not be consummated.

         2.2      Irrevocable Proxy.

                  (a) Grant of Proxy. Each Stockholder hereby appoints Parent and any designee of Parent, each of them individually, such Stockholder's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent with respect to all of such Stockholder's Subject Shares which it has the right to vote (i) in accordance with Section 2.1 hereof and (ii) to sign its name (as a stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require in connection with any matter referred to in Section 2.1. This proxy is given to secure the performance of the duties of such Stockholder under this Agreement and its existence will not be deemed to relieve the Stockholders of their obligations under Section 2.1. Each Stockholder affirms that this proxy is coupled with an interest and is irrevocable until termination of this Agreement pursuant to Section 5.2, whereupon such proxy and power of attorney shall automatically terminate. Each Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. For Subject Shares as to which the Stockholder is the beneficial but not the record owner, the Stockholder will cause any record owner of such Subject Shares to grant to Parent a proxy to the same effect as that contained herein.

                  (b) Other Proxies Revoked. Each Stockholder represents that any proxy heretofore given in respect of such Stockholder's Subject Shares is not irrevocable, and hereby revokes any and all such proxies.

                    III. REPRESENTATIONS AND WARRANTIES

         3.1 Certain Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly, represents and warrants to Parent and Purchaser, as of the date hereof, as follows:

                  (a) Ownership. Such Stockholder is the sole record and beneficial owner of the number of Shares and Stock Options set forth opposite such Stockholder's name on Schedule A hereto, has full and unrestricted power to dispose of and to vote such Shares. The Subject Shares are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all Liens and proxies, except for any Liens or proxies arising hereunder. Except as set forth opposite the Stockholder's name on Schedule A hereto, such Stockholder (i) does not beneficially own any securities of the Company on the date hereof; (ii) does not, directly or indirectly, beneficially own or have any option, warrant or other right to acquire any securities of the Company that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of the Company that are or may by their terms become entitled to vote, nor is the Stockholder subject to any contract, commitment, arrangement, understanding or relationship (whether or not legally enforceable), other than this Agreement, that allows or obligates him to vote, dispose of or acquire any securities of the Company; and (iii) holds exclusive power to vote the Subject Shares and has not granted a proxy to any other person to vote the Subject Shares, subject to the limitations set forth in this Agreement.

                  (b) Power and Authority; Execution and Delivery. Each Stockholder that is a limited partnership, limited liability company or corporation is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Stockholder has all requisite power and authority, and if an individual, the legal capacity, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

                  (c) No Conflicts. The execution and delivery of this Agreement do not, and, subject to compliance with the HSR Act and appropriate filings under securities laws (which each Stockholder agrees to make promptly), to the extent applicable, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, result in a violation or breach of, or constitute a default (or an event that, with notice or lapse of time or both, would result in a default) or give rise to any right of termination, amendment, cancellation, notice or acceleration under, (i) the Stockholder's certificate of incorporation, certificate of limited partnership, articles of organization, operating agreement, partnership agreement or similar constituent documents, (ii) any material contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound, (iii) any injunction judgment, writ, decree, order or ruling applicable to the Stockholder or (iv) any law, statute, rule or regulation applicable to the Stockholder; except in the case of clauses (ii) and (iii) for violations, breaches or defaults that would not (1) impair the ability of the Stockholder to perform its obligations under this Agreement or (2) prevent or delay the consummation of any of the transactions contemplated hereby.

                  (d) Brokers. Except as set forth in Section 3.01(n) of the Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Merger Agreement based upon arrangements made by or on behalf of the Stockholder that is or will be payable by the Company or the Company Subsidiary.

         3.2 Representations and Warranties of Parent. Parent hereby represents and warrants as of the date hereof, that:

                  (a) Due Incorporation. Each of the Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power to carry on its business as it is now being conducted and to own, operate or lease all of its properties and assets.

                  (b) Due Authorization of Transaction; Binding Obligation. Each of Parent and Purchaser has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Parent and Purchaser have been duly authorized by all necessary corporate action on the part of Parent and Purchaser; this Agreement has been duly executed and delivered by Parent and Purchaser and is the valid and binding obligation of Parent and Purchaser enforceable in accordance with its terms, subject to the qualification, however, that enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles.

                  (c) Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation of the transactions contemplated hereby do not and will not (a) contravene the certificate of incorporation or bylaws or other charter or organizational documents of Parent or Purchaser, and (b) conflict with or result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit, or the creation of any Lien on any of the property or assets of the Parent and each of its subsidiaries pursuant to any judgment, decree, order or ruling to which Parent and each of its subsidiaries is a party or by which it or any of its assets or properties is bound or affected, except for such contraventions, violations, conflicts, breaches, defaults, rights creation or lien creation which individually or in the aggregate would not prevent or materially delay the consummation of the transactions contemplated hereby or the performance by Parent or Purchaser of any of their respective obligations hereunder.

                   IV. CERTAIN COVENANTS OF STOCKHOLDERS

         4.1 Restriction on Transfer of Subject Shares, Proxies and Noninterference. No Stockholder will, directly or indirectly: (a) except pursuant to the terms of this Agreement and for the conversion of Subject Shares into the right to receive the Offer Price at the Effective Time pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, gift, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, gift-over, assignment or other disposition of, any or all of such Stockholder's Subject Shares; (b) acquire any Shares or other securities of the Company (other than in connection with a transaction of the type described in Section 4.2) or enter into any contract, option, arrangement or other undertaking with respect to the direct or indirect acquisition of any interest in or the voting of any Subject Shares or any other securities of the Company; (c) except pursuant to the terms of this Agreement, grant any proxies or powers of attorney, deposit any Subject Shares into a voting trust or enter into a voting agreement with respect to any Subject Shares; or (d) take any action that would reasonably be expected to make any of its representations or warranties contained herein untrue or incorrect or have the effect of impairing the ability of such Stockholder to perform such Stockholder's obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby.

         4.2 Adjustments. In the event (a) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock or other securities of the Company on, of or affecting the Shares or the like or any other action that would have the effect of changing a Stockholder's ownership of the Company's capital stock or other securities or (b) a Stockholder becomes the beneficial owner of any additional Shares or other securities of the Company, then the terms of this Agreement will apply to the shares of capital stock held by the Stockholder immediately following the effectiveness of the events described in clause (a) or the Stockholder becoming the beneficial owner thereof, as described in clause (b), as though they were Subject Shares hereunder. Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new Shares acquired by the Stockholder, if any, after the date hereof.

         4.3 Takeover Proposals; Non-Solicitation.

                  (a) Company Takeover Proposal. Each Stockholder will, and will cause its officers, directors, employees, agents or representatives (including any investment banker, financial advisor, attorney or accountant for such Stockholder) ("Representatives") to notify Parent, the Purchaser and the Company promptly, and in all events within 24 hours, (or will determine that Parent, the Purchaser and the Company have been notified) if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with such Stockholder or its Representatives in connection with any Company Takeover Proposal indicating, in connection with such notice, the name of the person indicating such Company Takeover Proposal and the material terms and conditions of any proposals or offers. Each Stockholder agrees, severally and not jointly, that he, she or it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to the possibility or consideration of any Company Takeover Proposal and will not take, authorize or permit any of its Representatives to take, any action that the Company would be prohibited from taking under Section 4.02 of the Merger Agreement. Such Stockholder will keep Parent, the Purchaser and the Company fully informed, on a current basis, of the status and terms of any Company Takeover Proposal.

                  (b) Non-Solicitation. Each Stockholder shall not and shall not authorize or permit its Representatives to directly or indirectly to (i) initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal, or (iii) in the event of an unsolicited Company Takeover Proposal for the Company, engage in negotiations or discussions with, or provide any information or data to, any person (other than Parent or any of its affiliates or representatives) relating to any Company Takeover Proposal.

                  (c) Fiduciary Responsibilities. Notwithstanding any provision of this Section 4.3 or Section 4.6 of this Agreement to the contrary, (a) if any Stockholder is a member of the Company Board, such member of the Company Board may take actions in such capacity to the extent permitted by Section 4.02 of the Merger Agreement, and (b) if any Stockholder is an officer of the Company, such officer may take actions in such capacity to the extent directed to do so by the Company Board in compliance with Section 4.02 of the Merger Agreement.

         4.4 Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

         4.5 Nonexercise of Rights of First Refusal. No Stockholder will exercise any purchase right or right of first refusal that it may have with respect to any Shares of any other person in connection with any tender by such other person of such Shares pursuant to the Offer.

         4.6 Cooperation. Each Stockholder will cooperate fully with Parent, Purchaser and the Company in connection with their respective reasonable best efforts to fulfill the conditions to (a) the Offer set forth in Annex A to the Merger Agreement and (b) the Merger set forth in
Article V of the Merger Agreement.

         4.7 Disclosure. Each Stockholder hereby authorizes Parent and Purchaser to publish and disclose in the Offer Documents, any announcement or disclosure required by the SEC and the NASDAQ Stock Market and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC in connection with either of the foregoing), its identity and ownership of the Subject Shares and the nature of its commitments, arrangements and understandings under this Agreement.

                              V. MISCELLANEOUS

         5.1 Fees and Expenses. Each party hereto will pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

         5.2 Termination. This Agreement will terminate on the earliest to occur of (a) the Effective Time, (b) the date the Merger Agreement is terminated in accordance with its terms, or (c) September 30, 2002. This Agreement may be earlier terminated by the mutual consent of the Board of Directors of Parent and the Stockholders representing a majority of the Subject Shares subject to this Agreement. Except as set forth below, in the event of termination of this Agreement pursuant to this Section 5.2, this Agreement will become null and void and of no effect with no liability on the part of any party hereto and all proxies granted hereby will be automatically revoked; provided, however, that no such termination will relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination. Notwithstanding anything to the contrary contained in this Agreement, (a) if this Agreement is terminated for any reason, Sections 5.1, 5.5, 5.15 and 5.16 and this
Section 5.2 will survive any termination of this Agreement indefinitely.

         5.3 Extension; Waiver. Any agreement on the part of a party to waive any provision of this Agreement, or to extend the time for any performance hereunder, will be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. Any waiver by any party of a breach of any provision of this Agreement will not operate as or be construed as a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections hereof will not be considered a waiver or deprive that party of a right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

         5.4 Entire Agreement; No Third-Party Beneficiaries; Several Obligations. This Agreement and the Merger Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to such matters. Neither the Merger Agreement nor this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies. The obligations of, and the representations and warranties made by, each Stockholder shall be several and not joint and shall relate only to such Stockholder.

         5.5 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

         5.6 Notices. Any notice required to be given hereunder will be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

                  If to Parent or Purchaser:

                  Tier Technologies, Inc.
                  1350 Treat Boulevard, Suite 250
                  Walnut Creek, CA  94596
                  Telecopy No.: (925) 937-3902
                  Attention:  James L. Bildner

                  With copies to:

                  Farella Braun + Martel LLP
                  235 Montgomery St.
                  San Francisco, CA 94104
                  Telecopy No.:  (415) 954-4480
                  Attention:  Bruce R. Deming, Esq.

                  If to any Stockholder:

                  To the address listed in Schedule A hereto.

                  With copies to:

                  The recipient listed in Schedule A hereto,

or to such other address as any party specifies by written notice, such notice being deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

         5.7 Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part (except by operation of law or otherwise), by any Stockholder without the prior written consent of Parent or by Parent without the consent of the applicable Stockholder (and then only with respect to such Stockholder), and any such assignment or delegation that is not consented to will be null and void; provided that this Agreement, together with any rights, interests, or obligations of Parent hereunder, may be assigned or delegated, in whole or in part, by Parent to any direct or indirect wholly owned subsidiary of Parent without the consent of or any action by any Stockholder upon notice by Parent to each Stockholder affected thereby as herein provided. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns (including, without limitation, any person to whom any Subject Shares are sold, transferred or assigned).

         5.8 Further Assurances. Each Stockholder will execute and deliver such other documents and instruments and take such further actions as may be necessary or appropriate or as may be reasonably requested by Parent in order to ensure that Parent and Purchaser receive the full benefit of this Agreement.

         5.9 Publicity. Parent, Purchaser, the Company and each Stockholder will consult with each other party before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger Agreement or the other transactions contemplated hereby or thereby and will not issue any such press release or make any such public statement before such consultation, except as may be required by law or applicable stock exchange rules.

         5.10 Enforcement. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

         5.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

         5.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same instrument and will become effective when one or more counterparts have been signed by each party and delivered to the other parties.

         5.13 Headings. The descriptive headings contained herein are for convenience and reference only and will not affect in any way the meaning or interpretation of this Agreement.

         5.14 Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         5.15 Jurisdiction; Consent to Service of Process. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

         5.16 Several Parties. All representations, warranties, covenants and agreements of each of the Stockholders shall be the several and not joint, representations, warranties, covenants and agreements of such Stockholders.

         5.17 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUR OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed as of the day and year first written above.



PARENT:

Tier Technologies, Inc., a California corporation


By: /s/ James L. Bildner
    ------------------------------
Name:  James L. Bildner
Title: Chairman & CEO


PURCHASER:

Kingfish Acquisition Corporation, a Delaware corporation


By: /s/ James L. Bildner
    ---------------------------------
Name:  James L. Bildner
Title: CEO


STOCKHOLDERS:


Comerica Incorporated:                       Michaella  Stern:


By: /s/ Michael H. Michalak                  By: /s/ Michaella Stern
    -------------------------------              -------------------------
Name:  Michael H. Michalak                   Name:   Michaella Stern
Title: Senior Vice President                 Title:  N/A


Beranson Holdings, Inc.

By: /s/ Michaella Stern
    -------------------------------
Name:  Michaella Stern
Title: President

Acknowledged and Approved Only For
Purposes of Section 203 of the Delaware
General Corporation Law:

COMPANY:

Official Payments Corporation, a Delaware corporation


By: /s/ Thomas R. Evans
    -------------------------------
Name:  Thomas R. Evans
Title: Chairman & CEO



                 [Signature Page to Stockholders Agreement]






                                 SCHEDULE A


NAME AND ADDRESS OF STOCKHOLDER                      COMMON SHARES          STOCK OPTIONS
-------------------------------                      -------------          -------------
Comerica Incorporated                                   12,000,000                 0
500 Woodward Avenue
Detroit, Michigan 48275-4013
Attn:  Corporate Planning & Development

With copies to:

Comerica Incorporated
500 Woodward Avenue
Detroit, Michigan 48275-3391
Attn:  General Counsel

Beranson Holdings, Inc.                                  2,642,000
2328 Saddleback Dr.
Danville, CA 94506
Attn:  Michaella Stern

With copies to:

Gary Brett Beeler
18 Crow Canyon Court
Suite 320
San Ramon, CA 94583


Michaella Stern
2328 Saddleback Dr.                                                                  199,252
Danville, CA 94506
Attn:  Michaella Stern

With copies to:

Gary Brett Beeler
18 Crow Canyon Court
Suite 320
San Ramon, CA 94583

TOTAL                                                   14,642,000                   199,252
